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Exhibit 16.4

                               Michael L. Stuck
                      7585 E. Redfield Road, Suite 201
                             Scottsdale, AZ 85260

Securities and Exchange Commission
Washington, D.C. 20549

Gentlemen:

We were previously the independent auditors of interfinancialcorp.com, Inc. and on June 12, 2001, we reported on the financial statements of Interfinancialcorp.com, Inc. as of and for the two years ended April 30, 2001 and 2000. On or about August 10, 2001, we were dismissed as independent auditors of Interfinancialcorp.com, Inc. We have read statements included under Item 4 of its revised Form 8-K /A which is to be filed on or about February 14, 2002, and we agree with such statements



/s/  Michael L. Stuck, CPA PC

Scottsdale, Arizona
February 13, 2002